AMENDMENT TO
CINCINNATI BELL MANAGEMENT PENSION PLAN
The Cincinnati Bell Management Pension Plan (the “Plan”) is hereby amended, effective as of July 1, 2013 and in order to freeze accrued benefits under the Plan, by amending Subsection 5.3.3 of the Plan in its entirety to read as follows.
5.3.3    Notwithstanding the foregoing subsections of this Section 5.3 or any other provision of this Plan: (a) for any Participant who is not a Grandfathered Participant (as defined in Subsection 5.3.4 below), in no event shall any amount be credited under this Section 5.3 to the Participant’s Cash Balance Account based on any amount or portion of his Covered Compensation that is received by the Participant after March 28, 2009 (other than for Covered Compensation that is received by the Participant by April 3, 2009 and that relates to services of the Participant as a Covered Employee in the pay period that ended on March 28, 2009); and (b) for any Participant who is a Grandfathered Participant (as defined in Subsection 5.3.4 below), in no event shall any amount be credited under this Section 5.3 to the Participant’s Cash Balance Account based on any amount or portion of his Covered Compensation that is received by the Participant after June 30, 2013 (other than for Covered Compensation that is received by the Participant by July 5, 2013 and that relates to services of the Participant as a Covered Employee in the pay period that ends on June 29, 2013).
IN ORDER TO EFFECT THE FOREGOING PLAN CHANGE, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.
CINCINNATI BELL INC.

By: /s/ Christopher J. Wilson
Title: V.P. General Counsel & Secretary
Date: May 16, 2013